Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated February 26, 2010 (August 6, 2010, as to Note 2, Discontinued and Held-for-Sale Operations and Note 32, Subsequent Events), relating to the consolidated financial statements of Ally Financial Inc. (formerly GMAC Inc.) for the year ended December 31, 2009, appearing in the Current Report on Form 8-K of Ally Financial Inc. filed August 6, 2010, in the following registration statements:

Form	Registration Statement No	Description
S-3	333-156775	$12,500,000,000 Ally Financial Inc. Demand Notes
S-3	333-165608	$ 2,667,000,000 Ally Financial Inc. Trust Preferred Securities
S-3	333-165610	$ 1,021,764,000 Ally Financial Inc. Perpetual Preferred Stock, Series A

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan
August 6, 2010